Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191598 on Form S-8 of our reports dated March 14, 2022, relating to the financial statements of Sisecam Resources LP and the effectiveness of Sisecam Resources LP’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 14, 2022